UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2013, the Board of Directors (the “Board”) of Bunge Limited (the “Company”) announced that Soren Schroder will succeed Alberto Weisser as Chief Executive Officer of the Company, effective June 1, 2013.  To facilitate a successful transition, the Board and Mr. Weisser have entered into an amended and restated employment agreement (the “Amended and Restated Agreement”) providing for Mr. Weisser’s continued employment as Chief Executive Officer through May 31, 2013 and his subsequent employment as Executive Chairman through December 31, 2013.

Under the Amended and Restated Agreement, Mr. Weisser’s compensation has been adjusted to account for the change in his position and duties during 2013.  He will be entitled to receive a base salary at his current rate ($1,200,000 per annum).  During the rest of his term as Chief Executive Officer, Mr. Weisser will also be entitled to a target bonus equal to $750,000 under the Company’s Short-Term Annual Bonus Plan, subject to the satisfaction of certain financial performance goals and succession objectives and he will be entitled to receive an equity grant valued at $2,917,000, also subject to the satisfaction of performance and transition-related goals. During his term as Executive Chairman, Mr. Weisser’s target bonus will be $1,050,000, subject to adjustment based on the Compensation Committee of the Board’s determination of the satisfaction of performance and transition-related goals, and he will be entitled to receive an equity grant valued at $2,050,000, subject to negative adjustment based on the Compensation Committee’s determined of the satisfaction of performance and transition-related goals. Upon Mr. Weisser’s termination of employment on December 31, 2013, he will receive the severance and other benefits as provided under his prior agreement, dated as of December 31, 2008 (the “Prior Agreement”), for termination without “Cause” or for “Good Reason” (each as defined in the Prior Agreement), except that the post-employment exercise period of each of his outstanding options will be the expiration of the original maximum term of the option, and the parties have stipulated that his aggregate qualified and nonqualified defined benefit pension, expressed as a single-life annuity, will be $1,200,000 annually.

The Board has also entered into an employment agreement with Mr. Schroder.  Mr. Schroder, age 51, is currently Chief Executive Officer of Bunge North America.  He has been with the Company since 2000, and has served in a variety of agribusiness leadership roles at the company in the United States and Europe.  Prior to joining the Company, he worked for over 15 years at Continental Grain and Cargill.   He holds a B.A. in Economics from Connecticut College.

As noted above, Mr. Schroder will assume the position of Chief Executive Officer on June 1, 2013.  As Chief Executive Officer, he will receive an annual base salary of $1,000,000 and will be eligible for an annual cash bonus under the Company’s Short-Term Annual Bonus Plan with a target amount equal to 140% of his base salary.  In addition, Mr. Schroder will be eligible to receive equity incentive awards under the Company’s Equity Incentive Plan. In March 2013, Mr. Schroder will receive an initial grant of equity incentive awards valued at $3,891,667, which will be in the form of $2,000,000 in time-based restricted stock units and the balance in the form of performance-based restricted stock units and stock options.  Such time-based restricted stock units will cliff vest on the third anniversary of the grant date and the performance-based restricted stock units and stock options will be subject to the same vesting and performance conditions and other terms as those applicable to other senior executives of the Company.

Upon certain termination events as described in Mr. Schroder’s employment agreement, Mr. Schroder will be eligible for severance in an amount equal to two times the sum of his base salary plus the average annual bonus actually paid to the Executive for the two calendar years immediately preceding his termination date.  He will also be eligible to receive a pro rata amount of his annual bonus through the termination date, benefits under plans and programs in which he participates and, if he is not eligible for retiree medical benefits on the termination date, a lump sum amount covering the cost of medical insurance for the period after the expiration of the COBRA benefit continuation period through the end of the “Severance Period” (as defined in the employment agreement).  Upon termination of his employment in connection with a change in control of the Company, Mr. Schroder would be eligible to receive three times the sum of his base salary plus the target annual bonus then in effect, as well as the pro rata payments and benefits described above.

Mr. Schroder’s employment agreement also contains restrictive covenants, including confidentiality, non-competition, non-solicitation and no-hire provisions, that will apply for at least 18 months following termination of his employment.

Copies of the new employment agreements with Mr. Weisser and Mr. Schroder are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.  A copy of the press release announcing the succession is also filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                                           Financial Statements and Exhibits

(d)                     Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of February 6, 2013, between Bunge Limited and Alberto Weisser

10.2	Employment Agreement, dated as of February 6, 2013, between Bunge Limited and Soren Schroder

99.1	Press Release, dated February 7, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 7, 2013

BUNGE LIMITED

By:	/s/ Frank R. Jimenez
	Name:	Frank R. Jimenez
	Title:	General Counsel and Secretary

EXHIBITS

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between Bunge Limited and Alberto Weisser, dated February 6, 2013

10.2	Employment Agreement between Bunge Limited and Soren Schroder, dated February 6, 2013

99.1	Press Release, dated February 7, 2013